SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: September 20, 2016

Actua Corporation

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 East Lancaster Avenue, Suite 640, Radnor, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 20, 2016, GovDelivery Holdings, Inc. (“GovDelivery”), Actua Holdings, Inc. and Actua USA Corporation (as equityholders’ representative) entered into an Agreement and Plan of Merger with certain affiliates of Vista Equity Partners (“Vista”) (such agreement, the “Merger Agreement”). Vista has agreed, pursuant to the Merger Agreement, to acquire GovDelivery, one of Actua Corporation’s (“Actua’s”) consolidated subsidiaries, for $153 million in cash, subject to adjustment for working capital, cash, debt and other items. The transaction, which is subject to a number of customary closing conditions, is expected to be consummated in the fourth quarter of 2016. Actua expects to realize approximately $132 million in connection with the transaction; a portion of Actua’s proceeds will be held in escrow, subject to potential indemnification claims. Actua does not expect to owe any non-reimbursable income taxes in connection with the transaction.

The foregoing description contains only a summary of certain terms of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01.	Other Events

On September 26, 2016, Actua issued a press release announcing the pending sale of GovDelivery and related matters. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Agreement and Plan of Merger dated as of September 20, 2016 by and among Wildebeest Intermediate, LLC, Wildebeest-2 Merger Sub, Inc., GovDelivery, Actua Holdings, Inc. and Actua USA Corporation (as Equityholders’ Representative)

99.1	Press Release issued September 26, 2016 by Actua Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACTUA CORPORATION

Date: September 26, 2016	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement and Plan of Merger dated as of September 20, 2016 by and among Wildebeest Intermediate, LLC, Wildebeest-2 Merger Sub, Inc., GovDelivery, Actua Holdings, Inc. and Actua USA Corporation (as Equityholders’ Representative)

99.1	Press Release issued September 26, 2016 by Actua Corporation